Exhibit 23.5

HAN KUN LAW OFFICES

Suite 906, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P. R. China

TEL: (86 10) 8525 5500; FAX: (86 10) 8525 5511 / 8525 5522

March 26, 2014

500.COM LIMITED

500.com Building

Shenxianling Sports Center

Longgang District

Shenzhen, 518115

People’s Republic of China

Ladies and Gentlemen,

We hereby consent to (i) the reference to us and the inclusion of our opinion under the caption “Risk Factors” in the registration statement on Form F-1 dated March 26, 2014 (together with any amendments thereto, the “Registration Statement”) in relation to the offering by the Company of certain amount of its convertible senior notes as described in the Registration Statement, to be filed with the United States Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, and (ii) the filing of this letter as an exhibit to the Registration Statement.

Yours faithfully,

/s/ HAN KUN LAW OFFICES
Han Kun Law Offices

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